UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 3, 2010

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2010, Essex Property Trust, Inc. (NYSE:ESS), announced that Keith R. Guericke, plans to step down as President and CEO on January 1, 2011. Mr. Guericke will remain on the Board of Directors and will be employed on a part-time basis following the CEO succession.  The Board of Directors has appointed Michael J. Schall, Essex’s Senior Executive Vice President and Chief Operating Officer to succeed Mr. Guericke as President and CEO. In his new role, Mr. Schall will oversee all business, investment, and financial operations of the Company in addition to serving on the Board of Directors.

Mr. Schall’s biographical information can be found below:

Michael J. Schall is the Senior Executive Vice President and Chief Operating Officer for the Company and is responsible for the strategic planning and management of the Company’s property operations, redevelopment and co-investment programs. Mr. Schall has also served on the Company’s Board of Directors since 1994. From 1993 to 2005, Mr. Schall was the Company’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council and the AICPA. Mr. Schall is 53 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2010	ESSEX PROPERTY TRUST, INC.

	By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President & Chief Financial Officer